Exhibit 99.1

Patrick Walsh, Chief Executive Officer of TMPL Fitness, Palm Beach Sports Clubs and LIV Fitness, Announces Agreement in Principle for a $100 Million Commitment

The Commitment by Kennedy Lewis Will Provide Strategic Capital to Expand the Company's Portfolio of Luxury Fitness Brands and Invest in the Health and Wellness Industry. Kennedy Lewis will become the Company's Largest Stockholder and Lender and Appoint Three Directors to the Company's Board

NEWS PROVIDED BY
Empire Holdings and Investments, LLC «
Dec 24, 2020, 09:25 ET

JUPITER, Fla., Dec. 24, 2020 /PRNewswire/ -- Empire Holdings and Investments, LLC ("Empire", "Empire Holdings", or the "Company"), the parent company of luxury fitness brands TMPL, Palm Beach Sports Clubs and LIV, announced an agreement in principle for a $100 million commitment by Kennedy Lewis Investment Management LP ("Kennedy Lewis") through a  senior secured first lien delayed draw term loan facility and an approximately 51% common stock investment, which is anticipated to be signed and consummated prior to year-end. The Company is a wholly-owned subsidiary of Town  Sports International Holdings, Inc.  (OTC:CLUBQ). Patrick Walsh, Chief Executive Officer and Chairman of the Board, commented, "We are excited to move forward with our longstanding partner, Kennedy Lewis. Kennedy Lewis recognizes the essential value of the fitness industry to our country and the material benefits of health and wellness for the American people. The health of our citizens is more important to our country's success and survival than at any time in the last 100 years. Our Company's platform is uniquely positioned to restore and rebuild the fitness industry to the benefit of the American people and provide much needed jobs to fitness industry professionals. I am excited to have Kennedy Lewis join the Board and enhance their partnership with me and our team. This investment will materially increase our financial strength and attest to investor confidence in our ability to weather this unprecedented crisis and rapidly rescale our operations. We look forward to executing definitive agreements and closing the investment shortly." David Chene, Kennedy Lewis Co-Managing Partner commented: "We are proud to increase our investment and further our partnership with TMPL, Palm Beach Sports Clubs and LIV. The pandemic led disruption in the fitness industry is unprecedented and provided Kennedy Lewis with the opportunity to provide much needed capital to an industry that is critical to the well-being of our country. We have tremendous confidence in Patrick Walsh and the Empire team and expect that their efforts to position the Company to capitalize on opportunities presented by this disruption will further grow market share and deliver an even safer and more exceptional experience to our fitness members."

Material Terms:

•	Kennedy Lewis will receive approximately 51% of the Company's common stock as compensation for making the loan available to the Company

•	The Board will be increased to a total of five directors, with two current members retiring and three Kennedy Lewis appointees joining the Board

•	$100 million senior secured first lien delayed draw term loan facility with a 5-year maturity; initial draw of $5 million with the remainder available upon satisfaction of certain conditions

About Empire Holdings and Investments LLC

Empire Holdings and Investments, LLC is a diversified holding company with various subsidiaries engaged in numerous businesses and investment activities. The Company's corporate structure provides flexibility to make investments across a broad spectrum of industries to create long-term value for shareholders. The Company is led by its Chief Executive Officer and Chairman of the Board, Patrick Walsh.

About Kennedy Lewis

Kennedy Lewis is an opportunistic credit manager founded in 2017 by David K. Chene and Darren L. Richman. Kennedy Lewis pursues event-driven situations in which a catalyst may unlock value and focuses primarily on corporate and structured credit opportunities in North America and Europe.

Forward-Looking Statements

This release may contain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding future financial results and performance, potential club closures, results of cost-savings initiatives, and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as "may," "should," or the negative version of these words or other comparable words. Forward-looking statements speak only as of the date when made, and the company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

SOURCE Empire Holdings and Investments, LLC